[LETTERHEAD OF ARTHUR ANDERSEN LLP]


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Joint Proxy Statement/Prospectus of our report dated August 5, 1999 included in Cohoes Bancorp, Inc.'s Annual Report on Form 10-K for the year ended June 30, 1999 and to all references to our Firm included in this Joint Proxy Statement/Prospectus.



/s/ Arthur Andersen LLP


New York, New York
June 23, 2000